Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO TERM LOAN AGREEMENT

dated as of February 14, 2013,

among

FREEPORT-MCMORAN INC.,

FREEPORT-MCMORAN OIL & GAS LLC,

The Lenders Party thereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

MIZUHO CORPORATE BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF NOVA SCOTIA,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Documentation Agents,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

HSBC SECURITIES (USA) INC.,

MIZUHO CORPORATE BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF NOVA SCOTIA,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Joint Bookrunners,

AGRICULTURAL BANK OF CHINA, NEW YORK BRANCH,

BANK OF MONTREAL, CHICAGO BRANCH,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY,

COMPASS BANK,

ROYAL BANK OF CANADA,

THE TORONTO-DOMINION BANK,

STANDARD CHARTERED BANK,

U.S. BANK NATIONAL ASSOCIATION,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Senior Managing Agents

EXECUTION VERSION

SECOND AMENDMENT dated as of December 9, 2015 (this “Amendment”) to the Term Loan Agreement dated as of February 14, 2013, as amended by the First Amendment dated as of February 27, 2015, (the “Loan Agreement”) among FREEPORT-MCMORAN INC. (f/k/a FREEPORT-MCMORAN COPPER & GOLD INC.) (“FCX”), FREEPORT-MCMORAN OIL & GAS LLC) (“FMOG” and together with FCX, the “Borrowers”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Lenders have made term loans to the Borrowers under the Loan Agreement on the terms and subject to the conditions set forth therein. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement, as amended hereby.

WHEREAS, the Borrowers have requested that the Loan Agreement be amended (a) to modify for a period of time the maximum Total Leverage Ratio applicable under Section 6.06, (b) to provide for certain changes to interest rate spreads, (c) to require certain mandatory prepayments of Term Loans and (d) to effect other modifications to the provisions of the Loan Agreement, in each case as set forth herein.

WHEREAS, the Lenders party hereto, constituting the Required Lenders under the Loan Agreement, and the Administrative Agent are willing so to amend the Loan Agreement on the terms and subject to the conditions hereof.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment of the Loan Agreement. Effective as of the Amendment Effective Date, the Loan Agreement is hereby amended as follows:

The following definitions are added in the appropriate alphabetical order to Section 1.01 of the Loan Agreement:

“Disposition” means any sale, transfer, lease or other disposition (including pursuant to a Sale and Leaseback Transaction and by way of merger or consolidation) of any assets of any Loan Party (other than PTFI) in respect of which Net Proceeds are received by or distributed to FCX, including any sale or issuance other than to a Borrower or a Subsidiary of any Equity Interests in any Loan Party (other than PTFI) and including forward sales, streaming and similar transactions, in each case for consideration consisting in whole or part of cash proceeds, other than (i) dispositions in the ordinary course of business of (x) inventory (excluding, for the avoidance of doubt, forward sales and streaming or similar transactions), (y) used or surplus equipment or (z) cash or cash equivalents; (ii) dispositions of accounts receivable, (iii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any assets, (iv) forward sales, streaming and similar transactions for cumulative aggregate Net Proceeds received during Mandatory Prepayment Periods not in excess of $250,000,000, and (v) other sales and dispositions resulting in aggregate Net Proceeds received during Mandatory Prepayment Periods not exceeding $100,000,000 in the case of any single transaction or series of related transactions or $250,000,000 in the aggregate for all such transactions.

“Mandatory Prepayment Period” means (i) each period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of consolidated financial statements in respect of which the Total Leverage Ratio, as of the last day of the most recent fiscal quarter covered by such financial statements, is in excess of 4.00 to 1.00 and ending on the first date of delivery of consolidated financial statements under Section 5.01(a) or 5.01(b) thereafter in respect of which the Total Leverage Ratio, as of the last day of the most recent fiscal quarter covered by such financial statements, is less than or equal to 4.00 to 1.00; provided that a Mandatory Prepayment Period will in any event be deemed to exist if FCX fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Borrowers and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale and Leaseback Transaction) of an asset, (A) the amount of all payments required to be made by the Borrowers and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrowers and the Subsidiaries as a result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrowers and the Subsidiaries and the amount of any reserves established by the Borrowers and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of FCX). Notwithstanding the foregoing, cash proceeds from the sale or issuance of any Equity Interests of FCX Oil & Gas Inc. (or any successor entity) or any of its subsidiaries shall not constitute “Net Proceeds” to the extent FCX furnishes to the Administrative Agent a certificate of a Financial Officer of FCX certifying that FCX or any of its Subsidiaries intends to invest such Net Proceeds in assets useful in the business of FCX and its Subsidiaries. For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.04.

Section 1.01 of the Loan Agreement is further amended by revising the following defined terms to read in their entirety as set forth below:

““Applicable Rate” means, for any day and subject to the next following sentence, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Ticking Fee”, as the case may be, based upon the Credit Ratings by Moody’s and S&P applicable on such day:

LEVEL
1. BBB+ / Baa1 or higher			2. BBB / Baa2			3. BBB- / Baa3			4. BB+ / Ba1			5. BB/Ba2 or lower
Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Ticking Fee (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Ticking Fee (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Ticking Fee (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Ticking Fee (bps per annum)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Ticking Fee (bps per annum)
125.0	25.0	15.0	150.0	50.0	20.0	175.0	75.0	25.0	200.0	100.0	35.0	225.0	125.0	45.0

Notwithstanding the foregoing, if and during such periods as the Total Leverage Ratio as of the end of the fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2015) for which consolidated financial statements have been most recently delivered pursuant to Section 5.01(a) or 5.01(b) (a) exceeds 4.00 to 1.00 but is less than or equal to 4.50 to 1.00, the Applicable Rate will be, for any day, a rate per annum 25 basis points in excess of the rate per annum otherwise applicable as set forth in the table above, and (b) exceeds 4.50 to 1.00, the Applicable Rate will be, for any day, a rate per annum 50 basis points in excess of the rate per annum otherwise applicable as set forth in the table above.

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Credit Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then FCX and the Lenders shall negotiate in good faith to agree upon another rating agency to be substituted by an amendment to this Agreement for the rating agency which shall not have a Credit Rating in effect, and pending the effectiveness of such amendment, the Applicable Rate shall be determined by reference to the available Credit Rating; (b) if the Credit Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Credit Ratings unless one of the two Credit Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two Credit Ratings; and (c) if the Credit Rating established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate based on the Credit Ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, FCX and the Lenders shall negotiate in good faith to amend the definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Credit Rating most recently in effect prior to such change or cessation.

Each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to exceed 4.50 to 1.00 at the option of the Administrative Agent or at the request of the Required Lenders if FCX fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.”

Section 2.08(c) of the Loan Agreement is amended by adding immediately after “Any prepayment of a Borrowing” the parenthetical “(including, for the avoidance of doubt, any mandatory prepayment pursuant to Section 2.09(b))”.

Section 2.09 of the Loan Agreement is amended to read in its entirety as follows:

“SECTION 2.09. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section and to the making of any payment required under Section 2.14. Notwithstanding any provision to the contrary herein, the Borrowers may elect to apply voluntary prepayments pursuant to this Section 2.09(a) (but not mandatory prepayments pursuant to Section 2.09(b)) to the 2018 Loans and the 2020 Loans in such amounts as may be specified in the notice given pursuant to paragraph (d) of this Section.

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower or any Subsidiary in respect of any Disposition during a Mandatory Prepayment Period, the Borrowers shall, within five Business Days after such Net Proceeds are received by FCX, prepay Borrowings, ratably as required by paragraph (c) of this Section, in an aggregate amount equal to the lesser of (i) 50% of such Net Proceeds and (ii) such amount as will result in the Total Leverage Ratio, calculated on a pro forma basis as of the last day of the most recent fiscal quarter covered by consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) to give effect to such prepayment and to any Material Acquisition, Material Disposition, incurrence of Indebtedness or repayment of Indebtedness that has occurred thereafter (in accordance, as applicable, with the last paragraph of the definition of Consolidated EBITDAX), to be no greater than 4.00 to 1.00.

(c) Prior to any optional or mandatory prepayment of 2018 Loans or 2020 Loans hereunder, the Borrowers shall select the Borrowing or Borrowings of such Loans to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section. In the event of any mandatory prepayment of Borrowings pursuant to paragraph (b) of this Section made at a time when Borrowings of both 2018 Loans and 2020 Loans remain outstanding, the Borrowers shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Borrowings of 2018 Loans and Borrowings of 2020 Loans pro rata based on the relative aggregate outstanding principal amounts thereof on the date of such prepayment.

(d) The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment and, to the extent practicable, any mandatory prepayment, hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of any mandatory prepayment, shall include a reasonably detailed calculation of the amount of such prepayment (including, if applicable, a calculation of the pro forma Total Leverage Ratio referred to in paragraph (b) of this Section). Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.”

Section 6.04 of the Loan Agreement is amended by inserting “(a “Sale and Leaseback Transaction)” immediately after “the same purpose or purposes as the property sold or transferred”.

Section 6.06 of the Loan Agreement is amended to read in its entirety as follows:

“SECTION 6.06. Total Leverage Ratio. The Borrowers will not permit (a) if a Reversion Election has not been made, the Total Leverage Ratio on the last day of any fiscal quarter (i) ending on December 31, 2015, to exceed 5.50 to 1.00, (ii) ending during the period from and including March 31, 2016 through and including June 30, 2016, to exceed 5.90 to 1.00, (iii) ending on September 30, 2016, to exceed 5.75 to 1.00, (iv) ending on December 31, 2016, to exceed 5.00 to 1.00, (v) ending during the period from and including March 31, 2017 through and including December 31, 2017, to exceed 4.25 to 1.00 and (iv) ending on or after March 31, 2018, to exceed 3.75 to 1.00, and (b) if a Reversion Election has been made, the Total Leverage Ratio on the last day of any fiscal quarter ending on or after the effective date of such Reversion Election to exceed 3.75 to 1.00.”

All schedules and exhibits to the Loan Agreement, in the forms thereof immediately prior to the Amendment Effective Date, will continue to be schedules and exhibits to the Loan Agreement as amended hereby.

SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendments each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

(a) (x) the execution, delivery and performance by such Borrower of this Amendment and the performance by such Borrower of the Loan Agreement, as amended by this Amendment, are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action and (y) this Amendment has been duly executed and delivered by such Borrower and, upon the Amendment Effective Date, the Loan Agreement, as amended hereby, will constitute a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects and as of the Amendment Effective Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date; and

(c) no Default has occurred and is continuing on the Amendment Effective Date.

SECTION 3. Effectiveness. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions has been satisfied:

The Administrative Agent shall have executed this Amendment and shall have received counterparts hereof duly executed and delivered by each Borrower and Lenders constituting the Required Lenders.

The Administrative Agent shall have received such board resolutions, secretary’s certificates, officer’s certificates and other documents as the Administrative Agent may reasonably request relating to the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Loan Parties, the Loan Documents or this Amendment, all in form and substance reasonably satisfactory to the Administrative Agent.

The representations set forth in Section 2(b) and Section 2(c) hereof shall be true and correct as of the Amendment Effective Date, and the Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed by a Financial Officer of FCX, confirming the same.

The Administrative Agent shall have received payment from the Borrowers in immediately available funds of an amendment fee for the account of each Lender that has executed and delivered a counterpart hereof prior to 5:00 p.m., New York City time, on December 8, 2015, in an amount equal to 0.125% of the outstanding principal amount of such Lender’s Loans on the Amendment Effective Date.

The Administrative Agent shall notify the Borrowers and the Lenders of the Amendment Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Amendment shall not become effective unless each of the conditions set forth or referred to in this Section 3 has been satisfied at or prior to 5:00 p.m., New York City time, on January 5, 2016 (it being understood that any such failure of this Amendment to become effective will not affect any rights or obligations of any Person under the Loan Agreement).

SECTION 4. Expenses. The Borrowers agree to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, in each case to the extent provided in Section 9.03(a) of the Loan Agreement.

SECTION 5. Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Loan Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other provision of the Loan

Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the Amendment Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Loan Agreement in any other Loan Document shall be deemed a reference to the Loan Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Loan Agreement and the other Loan Documents.

SECTION 6. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

FREEPORT-MCMORAN INC.,

by

/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

FREEPORT MCMORAN OIL & GAS LLC,

by

/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by

/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

[Signature Page to Second Amendment to the Term Loan Agreement]

LENDER SIGNATURE PAGE TO THE

SECOND AMENDMENT TO THE TERM LOAN AGREEMENT

OF FREEPORT-MCMORAN INC.

Name of Lender:	[Lender Signature Pages on File with the Administrative Agent]
By

Name:
Title:

For any Lender requiring a second signature line: Name of Lender:

Name of Lender:
By

Name:
Title: